1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

News Release

Contacts:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD Board of Directors Elects John R. Considine

as Vice Chairman and Member of the Board of Directors

Franklin Lakes, NJ (March 18, 2008) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has elected John R. Considine as Vice Chairman and Chief Financial Officer of BD and a member of the Board of Directors, effective immediately. Mr. Considine is currently Senior Executive Vice President and Chief Financial Officer of BD. With his election, the BD Board consists of 14 members, all of whom are independent with the exception of Mr. Considine and Edward J. Ludwig, Chairman, President and Chief Executive Officer.

Mr. Considine, 57, joined BD in May 2000 as Executive Vice President and Chief Financial Officer, after spending 17 years at Wyeth in various financial roles including Senior Vice President – Finance of the corporation. He is currently responsible for worldwide finance, information technology, manufacturing, quality and supply chain operations. Mr. Considine will stand for election at BD’s Annual Meeting of Shareholders in 2009. He is expected to serve on the Board of Directors until his planned retirement from BD following the 2010 Annual Meeting.

“I look forward to working closely with John over the next two years to further our strategy of increasing revenue growth through innovation, complemented by driving operating effectiveness and productivity,” said Edward J. Ludwig, Chairman, President and Chief Executive Officer. “John has proven his value to the Company, at both the strategic and operational levels, and he will bring unique skills and depth of knowledge to the Board. His contributions will be instrumental in paving the path for BD’s continued success, and I look forward to working with him in his expanded role.”

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About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 28,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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